Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of DPAC Technologies Corp. on Form S-4 filed November 7, 2005 of our report dated June 2, 2005, (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s ability to continue as a going concern) appearing in the Annual Report on Form 10-KA of DPAC Technologies Corp. for the year ended February 28, 2005. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of that Registration Statement.

/s/ MOSS ADAMS LLP
Irvine, CA

November 7, 2005